INDEMNIFICATION AGREEMENT

This Agreement is made and entered into as of December 12, 2007 by and between Ronald L. Parratt (“Indemnitee”) and Concentric Energy Corp., a Nevada corporation (the “Company”).

BACKGROUND

The Company has requested the Indemnitee serve as a Member of the Board of Directors of the Company.

Both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of companies in today’s environment.

In recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s service to the Company in an effective manner, and in part to provide Indemnitee with specific contractual assurance that the indemnification protection provided by the By-Laws of the Company will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such By-Laws or any change in the composition of the Company’s Board of Directors or any Change in Control of the Company), and in order to induce Indemnitee to serve a Member of the Board of the Company, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies (the “D&O Insurance”).

AGREEMENT

The parties agree as follows:

1. Services by Indemnitee. Indemnitee agrees to serve or continue to serve as a director of the Company for so long as Indemnitee is duly elected or appointed and until such time as Indemnitee tenders his or her resignation in writing or is removed as a director, or on such terms as may be otherwise provided in any separate agreement between the Company and Indemnitee (an “Executive Agreement”).

2. Basic Indemnification Agreement. In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable after written demand is presented to the Company, against any and all Expenses, liabilities and losses (including without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid and to be paid in settlement, interest, assessments, and other charges imposed thereon, and any federal, state, local, or foreign taxes (increased by any taxes imposed by such payments) imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Claim, or any issue or matter therein. If so requested by Indemnitee, the Company shall advance (within two (2) business days of that request) any and all Expenses to Indemnitee (an “Expense Advance”). Expense Advances shall be unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Notwithstanding anything in this Agreement or in the Company’s By-Laws to the contrary and except as provided in Section 3 or in an Executive Agreement, before a Change in Control, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of that Claim. The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to the fullest extent permitted by law to repay the advance if and to the extent that it is ultimately determined by a final, non-appealable decision rendered by a court of competent jurisdiction, that Indemnitee is not entitled to be indemnified by the Company.

3. Indemnification Requests. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within two (2) business days of that request) advance those Expenses to Indemnitee that are incurred by Indemnitee in connection with any Claim asserted against Indemnitee or that are incurred in connection with any action brought by Indemnitee for (i) indemnification or advance payment of expenses by the Company under this Agreement or any other agreement or under the Certificate of Incorporation or By-Laws of the Company now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to that indemnification, advance expense payment, or insurance recovery, as the case may be. If a request for indemnification or advancement of Expenses or recovery under any directors’ and officers’ liability insurance policies hereunder is not paid in full by the Company within twenty (20) days after such a request has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the request. It shall be a defense to any such action (other than any action brought to enforce a Claim in respect of or for the advancement of Expenses incurred in defending any proceeding in advance of its final disposition) that the Indemnitee has not met the standards of conduct that make it permissible under the Nevada Private Corporations Law (the “NPCL”) for the Company to indemnify the Indemnitee for the amount claimed, but only to the extent ultimately determined by a final, non-appealable decision rendered by a court of competent jurisdiction. The burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Company’s Board of Directors, Independent Legal Counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NPCL, nor an actual determination by the Company (including the Company’s Board of Directors, Independent Legal Counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee person has not met the applicable standard of conduct. The Company shall be precluded from asserting in any Claim commenced pursuant to this Section 3 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If Indemnitee, pursuant to this Section 3, seeks a judicial adjudication to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 14 of this Agreement) actually and reasonably incurred by Indemnitee in such Claim.

4. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, liabilities and losses (including without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid and to be paid in settlement, interest, assessments, and other charges imposed thereon, and any federal, state, local, or foreign taxes (increased by any taxes imposed by such payments)), but not for the total amount, the Company shall nevertheless indemnify Indemnitee for the portion to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any related issue or matter, including a dismissal or withdrawal with or without prejudice, Indemnitee shall be indemnified against all Expenses, liabilities and losses (including without limitation, judgments, fines, ERISA excise taxes and penalties, and amounts paid and to be paid in settlement, interest, assessments, and other charges imposed thereon, and any federal, state, local, or foreign taxes (increased by any taxes imposed by such payments) incurred in connection with Claims related to that Indemnifiable Event.

5. No Presumption. The termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

6. Non-exclusivity. Indemnitee’s rights under this Agreement shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation or By-Laws, or any other agreement, vote of stockholders or a resolution of directors, or the Nevada Private Corporations Law or otherwise. To the extent that a change in the Nevada Private Corporations Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Certificate of Incorporation and By-Laws and this Agreement, the parties intend that Indemnitee shall enjoy, by virtue of this Agreement, the greatest benefits so afforded by that change.

7. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

8. Liability Insurance.

(a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as a director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company shall use its best efforts to obtain and maintain in full force and effect D&O Insurance from established and reputable insurers, providing for at least $20 million in coverage, with no deductible or co-payment in respect of “A Side” coverage (or the equivalent) for at least $10 million. Indemnitee shall be covered by such policy or policies in accordance with the terms thereof to the maximum extent of the coverage available for any independent director under such policy or policies.

(b) Without limiting the generality of the foregoing, the Company will use its best efforts to obtain the right to purchase separate “tail” or continuing insurance in respect of all D&O Insurance it obtains in the future, and will require its successor to purchase such “tail” insurance at the Company’s expense, in at least the coverage amounts set forth in clause (a) above and for a period of at least six (6) years, to cover claims that may be made after a Change in Control. Such tail insurance will also be provided for the benefit of the Indemnitee, if not covered by the D&O Insurance then in force, to cover claims that may be made after the Indemnitee ceases, for any reason, to serve as a director, whether by reason of resignation, retirement, death or failure to be renominated.

9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, administrators, or personal or legal representatives after the expiration of one year from the date of accrual of that cause of action, and any claim or cause of action of the Company or its affiliates shall be extinguished and deemed released unless asserted by the timely filing of a legal action within that one-year period. However, if any shorter period of limitations is otherwise applicable to any cause of action, that shorter period shall govern.

10. Amendments. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall that waiver constitute a continuing waiver.

11. No Subrogation. In the event of payment under this Agreement, the Company shall not be subrogated in any respect to all of Indemnitee’s rights of recovery, unless the Indemnitee consents in writing to that subrogation.

12. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Certificate of Incorporation or the By-Laws of the Company or otherwise) of the amounts otherwise indemnifiable under this Agreement.

13. Indemnification Procedures.

(a) Promptly after Indemnitee receives notice of the commencement of, or the threat of commencement of, any action, suit, proceeding or other matter that may be subject to indemnification or advancement of Expenses covered hereunder, Indemnitee shall notify the Company in writing of that commencement or threat. However, the omission or delay in notifying the Company will not relieve the Company from any liability that it may have to Indemnitee.

(b) The Company shall give prompt notice of the commencement of that action, suit, or proceeding to the insurers on the D&O Insurance, if any, in accordance with the procedures set forth in the respective policies in favor of Indemnitee. Without limiting any of the Company’s indemnification obligations hereunder or its obligations under clause (d) below, the Company shall thereafter take all reasonably necessary or desirable action to cause those insurers to pay, on behalf of Indemnitee, all amounts that are payable under such policies as a result of that action, suit, or proceeding in accordance with the terms of those policies.

(c) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand to the party to whom said notice or other communication is directed and that party provides a receipt of delivery, at the time of delivery, (ii) if mailed by certified mail (return receipt requested) with postage prepaid, on the third business day after the date on which it is so mailed, in the case of the Company, to the Company’s principal business address, and in the case of the Indemnitee, to the Indemnitee’s last known business or residence address, or to such other address as may have been furnished by like notice to Indemnitee by the Company or to the Company by Indemnitee, as the case may be or (iii) if communicated via electronic mail, to the electronic email address of the Company's general counsel (or chief financial officer if the Company has no general counsel) and, in the case of Indemnitee, to the email address provided by Indemnitee to the Company for business communications.

(d) If Indemnitee requires the Company to defend him, or if Indemnitee proceeds under the D&O Insurance but determines that those insurers are unable or unwilling to adequately defend, contest, and protect Indemnitee against any action, suit, or proceeding, the Company shall promptly undertake to defend that action, suit, or proceeding, at the Company’s sole cost and expense, using counsel of Indemnitee’s choice. If appropriate, the Company shall have the right to participate in the defense of the action.

14. Certain Definitions.

(a) A “Change in Control”“means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Act) not presently in possession of such beneficial ownership is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing [twenty (20%)] or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(b) “Claim” means any threatened, pending or completed action, suit, proceeding, arbitration or other alternate dispute resolution mechanism, or any inquiry, hearing or investigation, whether conducted by the Company, any governmental agency or any other party.

(c) “Expenses” means attorneys’ fees and all other costs, travel expenses, fees and expenses of experts, transcript costs, filing fees, witness fees and expenses, telephone charges, postage, delivery service fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, prosecuting, defending, being a witness in, or participating in (including on appeal), or preparing to prosecute or defend, be a witness in or participate in any Claim.

(d) “Indemnifiable Event” means any event or occurrence related to the fact that Indemnitee is, was or has agreed to become a director, or is or was an officer, employee, agent or fiduciary of the Company, any of its wholly-owned subsidiaries, or any other domestic or foreign corporation, partnership, joint venture, limited liability corporation, employee benefit plan, trust or other enterprise that Indemnitee is or was serving or agreed to serve at the request of the Company, or related to anything done or not done by Indemnitee in any of those capacities.

(e) “Independent Legal Counsel” means an attorney, selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), who has not otherwise performed services for the Company or Indemnitee within the last five years (other than in connection with seeking indemnification under this Agreement). Independent Legal Counsel shall not be any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censored for ethical violations of applicable standards of professional conduct.

(f) “Potential Change in Control” shall be deemed to have occurred if the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(g) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Company.

16. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Claim relating to an Indemnifiable Event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Claim in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Claim; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

17. Severability. The provisions of this Agreement shall be severable. If any of the provisions of this Agreement (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Nevada for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement on the day and year first indicated above.

INDEMNITEE:

/s/ Ronald L. Parratt
Ronald L. Parratt

CONCENTRIC ENERGY CORP.

By:	/s/ Rockell N. Hankin
Rockell N. Hankin
Chairman of the Board

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT